Exhibit 99.1

IR Contact:	PR Contact:
A. Pierre Dubois	Kyle Tarrance
Pierpont Investor Relations	Allyn Media
(512) 527-2921	(214) 871-7723
investor@valence.com	ktarrance@allynmedia.com

VALENCE TECHNOLOGY NAMES RANDALL J. ADLEMAN
VICE PRESIDENT OF SALES & MARKETING

AUSTIN, TX (February 17, 2010)– Valence Technology, Inc. (NASDAQ: VLNC), a leading international energy system manufacturer, today announced that Randall J. Adleman has been named its new vice president of sales and marketing, effective March 1, 2010.

In this role, Adleman will lead the global sales and marketing teams targeting all five Valence Technology markets: Automotive, Stationary, Industrial, Military and Marine, and will report to Robert L. Kanode, president and chief executive officer.

“We are proud to welcome RJ Adleman to Valence Technology,” said Kanode. “RJ’s extensive leadership background includes expertise in the power quality, energy and software sectors where he specialized in building and developing highly effective sales and marketing efforts, including sales force turn-around. Based on his superior track record of customer-focused achievements, we believe he will be instrumental in creating business development opportunities.”

Adleman most recently served as the principal and founder of Fords Barron Advisership, a corporate consultancy focused on senior leadership challenges within the power quality and energy industries. Prior to founding Fords Barron Advisership, he held various customer focused executive leadership roles including Vice President of Sales & Service at Ingersoll-Rand Energy Systems; Vice President of Americas Sales at Powerware, a global leader in the power quality industry; and Senior Vice President of Sales & Implementation Services at software maker, Misys Healthcare.

Adleman holds an undergraduate degree from Colgate University and an MBA in Marketing from Fairleigh Dickinson University.

About Valence Technology, Inc.
Valence Technology is an international leader in the development of safe, long-life lithium iron magnesium phosphate energy storage solutions and provides the enabling technology behind some of the worlds most innovative and environmentally friendly applications.  Founded in 1989, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence Technology is strategically aligned by five business segments: Motive, Marine, Stationary, Industrial and Military. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/ Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. The risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2009, September 30, 2009 and December 31, 2009 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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